Calculation of Filing Fee Tables
S-8
Senseonics Holdings, Inc.
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Common Stock, $0.001 par value per share, Amended and Restated Senseonics Holdings, Inc. 2015 Equity Incentive Plan	Other	1,444,302	$ 5.66	$ 8,174,749.32	0.0001381	$ 1,128.93
2	Equity	Common Stock, $0.001 par value per share, Senseonics Holdings, Inc. 2016 Employee Stock Purchase Plan	Other	412,658	$ 5.66	$ 2,335,644.28	0.0001381	$ 322.55
3	Equity	Common Stock, $0.001 par value per share, Senseonics Holdings, Inc. 2026 Equity Incentive Plan	Other	6,945,336	$ 5.66	$ 39,310,601.76	0.0001381	$ 5,428.79
Total Offering Amounts:						$ 49,820,995.36		$ 6,880.27
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 6,880.27
Offering Note
[1]	(1) Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the "Securities Act"), this Registration Statement shall also cover any additional shares of the Registrant's common stock, par value $0.001 per share ("Common Stock") that become issuable in respect of the securities identified in the above table by reason of any stock dividend, stock split, recapitalization or other similar transaction. (2) Represents shares of Common Stock that were added to the shares authorized for issuance under the Amended and Restated Senseonics Holdings, Inc. 2015 Equity Incentive Plan (the "2015 Plan") on January 1, 2026 pursuant to an "evergreen" provision contained in the 2015 Plan. (3) Estimated in accordance with Rule 457(c) and (h) under the Securities Act solely for the purpose of calculating the registration fee. The proposed maximum offering price per share and the proposed maximum aggregate offering price are calculated using the average of the high and low prices of the Registrant's Common Stock as reported on the Nasdaq Stock Market LLC on May 18, 2026. (4) The Registrant does not have any fee offsets.

[2]	(1) See 1 (1) and (3) - (4). (2) Represents shares of Common Stock that were added to the shares authorized for issuance under the Senseonics Holdings, Inc. 2016 Employee Stock Purchase Plan (the "2016 ESPP") on January 1, 2026 pursuant to an "evergreen" provision contained in the 2016 ESPP.

[3]	(1) See 1 (1) and (3) - (4). (2) Represents 6,945,336 shares of Common Stock that may be issued pursuant to the Senseonics Holdings, Inc. 2026 Equity Incentive Plan (the "2026 Plan"), which consists of (i) 1,300,000 shares of Common Stock that were authorized for issuance under the 2026 Plan by the Registrant's stockholders at the 2026 Annual Meeting of Stockholders; (ii) 413,148 shares that rolled into the 2026 Plan from the unallocated share reserves of the Company's 2023 Commercial Equity Plan (the "2023 Plan") and the 2015 Plan; (iii) 5,232,188 shares of Common Stock subject to outstanding equity awards previously granted under the 2023 Plan and the 2015 Plan that, pursuant to the terms of the 2026 Plan, may become available for future grant under the 2026 Plan to the extent that such awards expire, terminate, are cancelled or forfeited, or are settled in cash in lieu of shares, without the issuance of shares of Common Stock thereunder.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rule 457(p)
Fee Offset Claims
Fee Offset Sources